EXHIBIT 11.1


                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                            VIDEO SENTRY CORPORATION





                                                 Three Months Ended
                                                     March 31,
                                             --------------------------
                                                1996           1995
                                             -----------    -----------
PRIMARY:

  Weighted average shares outstanding          4,761,142      4,575,351

  Net effect of dilutive stock options and
    warrants - based on treasury stock
    method using average market price                           509,075
                                             -----------    -----------
      TOTAL                                    4,761,142      5,084,426
                                             ===========    ===========

  Net Income (Loss)                          ($  744,940)   $    97,030
                                             ===========    ===========

  Net Income (Loss) per share                ($     0.16)   $      0.02
                                             ===========    ===========

FULLY DILUTED:

  Weighted average shares outstanding          4,761,142      4,575,351

  Net effect of dilutive stock options and
    warrants - based on treasury stock
    method using ending market price
    if higher than average market price                         552,025
                                             -----------    -----------

      TOTAL                                    4,761,142      5,127,376
                                             ===========    ===========

  Net Income (Loss)                          ($  744,940)   $    97,030
                                             ===========    ===========

  Net Income (Loss) per share                ($     0.16)   $      0.02
                                             ===========    ===========